STATEMENT OF MERGER

MERGER OF

SKYLYNX ACQUISITION CORP

WITH AND INTO VETCO HOSPITALS, INC.

     Pursuant to Section 7-90-203(5) of the Colorado Corporations and Associations Act, the individual named below causes this Statement of Merger to be delivered to the Colorado Secretary of State for filing, and states as follows:

Article I

1.	The name of the merging entity is Skylynx Acquisition Corp.

2.	The principal office address of its principal office is 1502 Stickney Point Road Sarasota, FL 34231.

3.	The jurisdiction under the law of which it is formed is the State of Colorado.

4.	Its form of entity is a corporation.

Article II

1.	The name of the surviving entity is Vetco Hospitals, Inc.

2.	The principal office address of its principal office is Suite 105-425, 4700 Irvine Blvd., Irvine, CA 92620.

3.	The jurisdiction under the law of which it is formed is the State of California.

4.	Its form of entity is a corporation.

Article III

     The merging entity is merged into the surviving entity pursuant to 7-90-203 of the Colorado Corporations and Associations Act.

Article IV

     The name and mailing address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are also follows: Bryan Shobe, Chief Executive Officer, Vetco Hospitals, Inc., Suite 105-425, 4700 Irvine Blvd., Irvine, CA 92620.